SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the "Agreement") is made effective and entered into as of this 22nd day of July, 2002 (the "Effective Date") by and among MASUBI LLC, a Delaware limited liability company ("Licensee"), Merlin Software Technologies International, Inc., a Nevada corporation (the "Parent"), and Merlin Software Technologies, Inc., a Nevada corporation (the "Subsidiary"). Unless as provided herein, the Subsidiary together with Parent shall be jointly referred to as the "Licensor").

IN CONSIDERATION of the mutual covenants and conditions herein contained, the parties hereto ("Parties") agree as follows:

1. DEFINITIONS:

1.1 "Software" shall mean: a) the LX Software Product, b) the computer software program(s) described in Schedule A attached hereto and made a part hereof in object code, namely, the machine readable form of the computer software program(s) described in Schedule A, and in source code form, namely, the human-readable form of the computer software program(s) described in Schedule A, and related system documentation, including all comments and any procedural code such as job control language, and C) any upgrades or updates to, derivative works based on, and/or any and all other types of modifications of or improvements to the Software and any hardware required for the operation thereof, but excluding Major Enhancements if such Major Enhancements are developed by Licensor after the earlier of December 31, 2002 or the Release (as defined herein). "Major Enhancements" shall mean changes or additions to the computer software program(s) described in Schedule A and related Documentation that have a value and utility separate from the use of the Software and Documentation, that as a practical matter, may be priced and offered separately from the Software and Documentation, and that are not made available to any of Licensor's other Licensees without separate charge.

1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including subsidiaries, provided that a majority of the voting securities of such person, partnership, joint venture, corporation, or other form of enterprise are owned directly or indirectly by the Licensee.

1.3 "Documentation" shall mean, all materials, documentation, Specifications, technical manuals, user manual, flow diagrams, file descriptions and other written information either, from time to time, received by Licensee from Licensor or published by Licensor that describes the function and use of the Software.

1.4 "Specifications" means the functional and operational characteristics of the Software as described in the Licensor's Documentation or as otherwise described in Schedule A.

1.5 "Other Confidential Information" means technical or business information, other than the Software, that is:

a. disclosed by a Party ("Disclosing Party") in writing and is marked as confidential at the time of disclosure; or

b. disclosed by a Party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving Party within thirty (30) days after the disclosure.

1.6 "Use" means (a) with respect to any copyrightable work embodied in the Software, to copy, distribute, perform, display, transmit, modify and create derivative works based on the Software for the purpose of causing the Software to execute and perform its intended functions; (b) with respect to any invention embodied in the Software, whether or not a patent therefor has issued or a patent application has been filed, to use and import or export the Software for the purpose of causing the Software to execute and perform its intended functions; (c) with respect to any trade secrets embodied in the Software, to use the trade secrets for the purpose of causing the Software to execute and perform its intended functions; and (d) to sublicense the Software only to the extent necessary to manufacture, market, sell or distribute any end products that incorporate the Software or to Affiliates as provided in Section 2.2 hereof.

1.7 "New Intellectual Property" means any Major Enhancements to the Software that occur after the earlier of December 31, 2002, or the Release and any and all patents, copyrights, trade secrets, trademarks, and any and all other proprietary rights relating thereto, and any registrations, applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

1.8 "Release" means the development of the version of the LX Software Product which, in the exercise of Licensee's reasonable judgment, is made or suitable for being made generally available to Licensor's licensees, following the completion of all development and beta testing, including, but not limited to completion of the assessment of the functionality, operational and utilization errors of the LX Software Product.

1.9 "LX Software Product" means the computer software program(s) described in Schedule B attached hereto and made a part hereof in object code, namely, the machine readable form of the computer software program(s) described in Schedule B, and in source code form, namely, the human-readable form of the computer software program(s) described in Schedule B, and related system documentation, including all comments and any procedural code such as job control language

2. GRANT:

2.1 License: Licensor hereby grants to Licensee a perpetual, royalty-free, irrevocable, license to Use the Software, Documentation and Other Confidential Information of Licensor subject to the following territorial restrictions:

a. Licensee shall be entitled to Use the Software on an exclusive basis in the following jurisdictions, which list may be modified by Licensee subject to Licensor's prior written approval: India, Pakistan, Saudi Arabia, Afghanistan, Iraq, Iran, Oman, UAE, Yemen, Bahrain, Egypt, Libya, Turkey, Qatar, Jordan, Syria, Kuwait, Lebanon, Philippines, and Malaysia;

b. Licensee may not Use the Software in China, Japan, Taiwan, Korea or Canada without first obtaining Licensor's written approval; and

c. Licensee may Use the Software on a non-exclusive basis in any country other than those mentioned in Section 2.1(a) and (b) above.

Notwithstanding the foregoing, Licensee and/or a sub-contractor to the Licensee may manufacture the Software or any product that incorporates the Software in any country worldwide, provided that Licensor or Licensee always maintains ownership and control of embodiments or copies of the Software.

2.2 Scope Of Use: It is understood by the Parties that any Affiliate, subject to the approval of Licensee's Board of Directors, shall have the right, but not the obligation, to Use and have a sublicense from Licensee for Software on the terms and conditions of this Agreement. Notwithstanding the foregoing, any such sublicense may bear a royalty-payment obligation by such Affiliate in favor of Licensee, which royalty payments shall be set at the sole discretion of Licensee. If Licensee or Licensee's non-U.S. Affiliate deems it appropriate to conform the terms and conditions of this Agreement to local law, custom or practice, Licensor or its Affiliate will enter into a local written license agreement to so effectuate the provisions of this Agreement.

2.3 Collective Duties: To the extent this Agreement requires any act, obligation, representation, warranty or covenant on the part of Licensor, any such act, obligation, representation, warranty or covenant shall be deemed to have been made jointly and severally by the Parent and the Subsidiary. Notwithstanding the foregoing, "Licensor" as used in Section 7.3 of this Agreement shall refer to the Parent only.

3. TERM:

3.1 The license rights granted to Licensee hereunder shall be perpetual unless terminated as provided herein.

3.2 If Licensor defaults in the performance of any of its obligations hereunder and, except as otherwise provided herein, such default continues for thirty (30) days after receipt of written notice from Licensee, Licensee shall have the option: (1) to terminate this Agreement; or (2) to so declare a breach of this Agreement but not to terminate this Agreement and exercise any rights at law or in equity available to Licensee. Licensee's decision to declare a breach of this Agreement but not to terminate it shall mean that Licensee shall retain its perpetual license of Software, the Documentation and Other Confidential Information hereunder.

4. PROPRIETARY RIGHTS:

4.1 Licensee shall choose the trademark(s) to be associated with the Software for its marketing, either by itself or with cooperation with its marketing partner(s). Licensee shall register and own such trademark(s) and shall pay all costs associated with their registration, maintenance and renewal.

4.2 Licensee and/or a sub-contractor to the Licensee may modify, correct or enhance the Software in any manner, and any such modifications, enhancements, corrections and any related materials and documentation (and all proprietary rights therein, including copyrights) in addition to any New Intellectual Property created by Licensee shall belong exclusively to Licensee, and strictly not in any form to any third-party including sub-contractors or consultants, except as provided by law.

5. DELIVERY, INSTALLATION AND ACCEPTANCE:

5.1 Delivery. Licensor shall deliver to Licensee, no later than Monday, July 29, 2002, the number of copies of the object and source code form of the Software specified in Schedule A, with all Documentation necessary for the Use of the Software. Licensor shall bear all freight, shipping and handling costs for delivery of the Software and the Documentation and all risk of loss, including any insurance costs. Licensor acknowledges the competitive marketplace in which Licensee operates and understands Licensee's business requires prompt delivery of the Software by the specified delivery dates. In the event that Licensor fails to make timely delivery of the Software and the Documentation as provided above, liquidated damages shall be payable by Licensor. Such liquidated damages shall be imposed (as damages and not a penalty) on a daily basis, as from and including the day immediately following the date when delivery of the Software was scheduled up to and including the date on which Software is actually delivered to Licensee. The amount of such liquidated damages shall be One Thousand United States Dollars (US $1,000) per calendar day subject to a maximum amount of $3,500,000. In addition to the aforementioned liquidated damages payable by Licensor to Licensee, Licensee may elect to cancel this Agreement and Licensor shall immediately refund all sums previously paid to it by Licensee hereunder.

5.2 Installation. Upon delivery of the Software to Licensee, Licensee will install the Software.

5.3 Acceptance Period.

(a) Licensor agrees to a ninety (90) day acceptance period (the "Acceptance Period"). The Acceptance Period will commence once the Software is operational in the Licensee designated location. The Software shall (1) materially comply with the Specifications; (2) function in accordance with the Specifications;  and (3) be compatible and conform with the Documentation.

(b) If, during the Acceptance Period, Licensee determines that the Software does not meet the above requirements on a stand-alone basis, Licensee shall so notify Licensor in writing, specifying in detail the areas of noncompliance. Licensor shall use its best efforts to correct all conditions that prevent the Software from meeting the requirement within fifteen (15) calendar days following receipt of notice from Licensee (the "Correction Period"). If after the Correction Period, the condition has not been corrected, the Licensee will send written notice to Licensor indicating Licensee's; (1) desire to extend the Correction Period; or (2) intent to terminate the Agreement. Any termination by Licensee pursuant to this Section 5.3 shall be deemed a termination for breach for the purpose of invoking the source code escrow provisions set forth in Section 6.3 hereof (a "Termination Event"). During the Acceptance Period, the Licensor will use its best efforts to ensure that the Licensee's questions relating to Schedule A attached hereto are reasonably addressed.

6. SOURCE CODE:

6.1 Licensor and Licensee acknowledge that the Escrow Agreement (as defined in Section 6.2 below) is an "agreement supplementary to" the Agreement as provided in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). Licensor acknowledges that if licensor as a debtor in possession or a trustee in bankruptcy in a case under the bankruptcy code rejects the Agreement or the Escrow Agreement (a "Bankruptcy Event"), Licensee may elect to retain its rights under the Agreement and this Escrow Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of the Licensee to Licensor or the bankruptcy trustee, Licensor or such bankruptcy trustee shall not interfere with the rights of Licensee as provided in the Agreement and this Escrow Agreement, including the right to obtain the deposit from the Escrow Agent.

6.2 Licensor warrants that the entire source code for Software, together with all Documentation, as now exists or hereafter becomes available, including, but not limited to, the then current version(s) of Software being used by Licensee and Affiliates, will have been deposited and maintained at Licensor's expense in an escrow account (the "Escrow Account") pursuant to an agreement between an escrow agent (the "Escrow Agent", which Escrow Agent is reasonably satisfactory to Licensee) and Licensor (the "Escrow Agreement"), necessary to enable Licensee to Use, modify and prepare derivative works based on the Software. Such Escrow Agent shall be instructed to certify in writing to Licensee within thirty (30) days from the execution date hereof that such source code and Documentation have been delivered to it. Such Escrow Agent shall be instructed in writing by Licensor upon execution hereof to deliver all such Software and Documentation to Licensee upon written notice thereof by Licensee promptly upon any of the following occurrences:

6.2.1 Either the Parent or the Subsidiary defaults on its performance of this Agreement, and has failed to cure any such default as provided above; or

6.2.2 Either the Parent or the Subsidiary suspends or discontinues business or indicates its intention to suspend or discontinue business; or

6.2.3 Either the Parent's or the Subsidiary's sale, transfer, assignment, pledge, or encumbrance of all, or a substantial portion of its assets, without contractual assurance of continued support for Software, said assurance to be reasonably acceptable to Licensee; or

6.2.4 Either the Parent's or the Subsidiary's consolidation with, or merger into, another corporation, or the consolidation with, or merger into, Licensor of another corporation, without contractual assurance of continued support for the Software, said assurance to be reasonably acceptable to Licensee; or

6.2.5 Either the Parent's or the Subsidiary's filing for bankruptcy, making a general assignment for the benefit of its creditors, or the appointment of a receiver on account of the insolvency of Licensor.

6.3 Upon the occurrence of a Termination Event or a Bankruptcy Event, the source code to the Software shall be released to Licensee from escrow, after which Licensee shall have the right to use such source code and Documentation to Use, modify and prepare derivative works based on the Software.

6.4 Licensee shall have the right to verify at any time, at its own cost, that the applicable version(s) of Software is so deposited; and the right to test the Software source code to assure Licensee that it is the applicable version(s) and that it compiles.

6.5 Should there be any dispute as to whether Licensee shall be entitled to receive any such source code and Documentation, then such dispute shall be resolved in accordance with the terms and conditions set forth in the Dispute Resolution Section of this Agreement.

7. CROSS LICENSE OPTION:

7.1 For a period of five (5) years commencing on the Effective Date (the "Option Period"), Licensor and Licensee shall each have the option, except as set forth below, to license from the other any New Intellectual Property (the "License Option"). Licensor shall not have an option to license Licensee's New Intellectual Property in the event that Licensor's ownership interest in Licensee falls below twenty (20) percent of Licensee's total outstanding common shares and securities convertible to or exchangeable for Licensee's common shares, on an as converted basis on a fully-diluted basis.

7.2 If Licensee exercises its License Option during the Option Period, Licensor shall grant to Licensee a renewable license (the "MASUBI License") to Use Licensor's New Intellectual Property subject to a new license agreement to be negotiated in good faith between Licensor and Licensee, which new license agreement shall contain, at minimum, the following terms:

a. Geographic Exclusivity: The MASUBI License shall be exclusive in the following jurisdictions, which list may be modified by Licensee subject to Licensor's prior written approval: India, Pakistan, Saudi Arabia, Afghanistan, Iraq, Iran, Oman, UAE, Yemen, Bahrain, Egypt, Libya, Turkey, Qatar, Jordan, Syria, Kuwait, Lebanon, Philippines, and Malaysia;

b. Geographic Restriction: Licensee may not Use Licensor's New Intellectual Property in China, Japan, Taiwan, Korea or Canada without first obtaining Licensor's written approval;

c. Licensee may Use Licensor's New Intellectual Property on a non-exclusive basis in any country other than those mentioned in Section 7.2(a) and (b) above;

d. Licensee shall pay either the Parent or the Subsidiary, at the option of the Parent, royalties for the use of Licensor's New Intellectual Property at fair market value (to be determined by a qualified independent appraiser if the parties cannot agree on a "fair market value"), such rate not to exceed three (3) percent of applicable revenues;

e. The MASUBI License may not be terminated by Licensor before October 31, 2004 and may be terminated by Licensor thereafter only in the event that (i) Licensor's ownership interest in Licensee falls below twenty (20) percent on a fully-diluted basis, and (ii) Licensor has provided Licensee written notice of Licensor's intent to terminate at least one (1) year prior to the effective date of such termination; and

f. The MASUBI License may not be assigned by Licensee without Licensor's prior written consent, which consent shall not be unreasonably withheld, and any unauthorized assignment or other such material breach shall be grounds for immediate termination of the MASUBI License.

g. The MASUBI License shall contain indemnification provisions identical to those set forth in Section 10 hereof.

7.3 If Licensor exercises its License Option during the Option Period, Licensee shall grant to Licensor a renewable license (the "Merlin License") to Use Licensee's New Intellectual Property subject to a new license agreement to be negotiated in good faith between Licensor and Licensee, which new license agreement shall contain, at a minimum, the following terms:

a. Geographic Exclusivity: The Merlin License shall be exclusive in China, Japan, Taiwan, Korea and Canada unless Licensor's ownership interest in Licensee shall fall below twenty (20) percent on a fully-diluted basis, in which event the license in China, Japan, Taiwan, Korea and Canada shall become non-exclusive;

b. Geographic Limitation: Licensor may not Use Licensee's New Intellectual Property in India, Pakistan, Saudi Arabia, Afghanistan, Iraq, Iran, Oman, UAE, Yemen, Bahrain, Egypt, Libya, Turkey, Qatar, Jordan, Syria, Kuwait, Lebanon, Philippines, and Malaysia;

c. Licensor may Use Licensee's New Intellectual Property on a non-exclusive basis in any country other than those mentioned in Section 7.3(a) and (b) above;

d. Licensor shall pay Licensee royalties for the use of Licensee's New Intellectual Property at fair market value (to be determined by an independent appraiser if the parties cannot agree on a "fair market value"), such rate not to exceed three (3) percent of applicable revenues; and

e. The Merlin License may not be assigned by Licensee without Licensor's prior written consent, which consent shall not be unreasonably withheld, and any unauthorized assignment or other such material breach shall be grounds for immediate termination of the Merlin License.

f. The Merlin License shall contain indemnification provisions identical to those set forth in Section 10 hereof.

8. WARRANTIES:

8.1 Licensor warrants that it has good title to Software free and clear of any and all liens or encumbrances other than any pre-existing security interests which were granted by Parent and Subsidiary to the holders of the Series B-1 Convertible Notes and Series B-2 Convertible Note issued by the Parent on May 23, 2002 or, that in the case of any third party software, that it has the right to grant a sublicense to use such third party software, that the Software will conform to the Specifications and Documentation, and that the Software shall be free from material defects in workmanship and program errors for a period of 180 days ("Warranty Period") after acceptance by Licensee. Licensor's responsibility during the Warranty Period shall be to provide Licensor's most comprehensive Software maintenance service to Licensee, including correction of program errors, at no additional charge to Licensee.

8.2 If, within the Warranty Period, Licensee shall give Licensor notice of an error contained in the Software, Licensor shall, upon receipt of such notice, investigate such error as soon as possible but not later than five (5) working days after receipt of such notice, and will be using its best efforts to correct such (and deliver to Licensee object code, source code if appropriate, Documentation and user's manuals for such correction) within thirty (30) days after receipt of such notice.

8.3 If correction is not possible, Licensor shall replace defective Software with software of equivalent functionality as determined by Licensor, or, at Licensee's option, refund the License Fees paid for such Software.

8.4 In the event Licensee during the Warranty Period , in connection with the licensing of the Software, experiences any virus, worm, trap door, back door, timer, clock, counter, Trojan Horse, or other limiting routine, instruction or design that would erase data or programming or otherwise cause any Licensee system to become inoperable or incapable of being used in the full manner for which it was designed and created (collectively a "Disabling Code"), Licensor shall take all steps necessary, at no additional cost to Licensee, to restore and/or reconstruct any and all data lost by Licensee as a result of such Disabling Code.

8.5 Licensor, to the best of its knowledge, warrants to Licensee that Licensee's use of the Software does not and shall not infringe upon any patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party, and there is currently no actual or threatened suit against Licensor by any third party based on an alleged violation of such right. This warranty shall survive termination or expiration of this Agreement.

9. SUPPORT:

Licensee, at its option, may elect to have Licensor provide maintenance support for Software beyond the Warranty Period in accordance with the terms and conditions of a separate agreement (the "Support Agreement"), which Support Agreement is to be negotiated and agreed upon by both Parties acting reasonably. Support services shall include, but not be limited to, correction of errors, updates and enhancements. If Licensee desires support services, it will so notify Licensor in writing within sixty (60) days after the Warranty Period expires. Such notice will include a signed copy of the Support Agreement and a Licensee purchase order covering the indicated support charges. Licensor will, promptly after receipt of such notice, execute and return one fully executed copy of the Support Agreement to Licensee and commence providing support in accordance with the Support Agreement.

10. INDEMNIFICATION

10.1 Licensor shall indemnify and hold Licensee and its Affiliates and each of their officers, directors and agents harmless from and against any and all claims, losses, liabilities, damages, and costs (including attorneys' fees, expert witness fees, and court costs) directly or indirectly arising from or related to any actual or alleged infringement (including contributory infringement), misappropriation, or violation of any third party's patents, copyrights, trade secret rights, trademarks, or other intellectual property or proprietary rights of any nature resulting from the use of the Software by Licensee or a Affiliate or sublicensee. If continued Use of the Software is restricted or prohibited as a result of any such infringement, misappropriation, or violation of third party rights, Licensor shall, at Licensee's option and at no charge to Licensee, and in addition to Licensee's other rights and remedies, (a) secure for Licensee and/or the Licensee Affiliate or sublicensee the right to continue using the Software as allowed under this Agreement, or (b) modify or replace the infringing components of the Software so that they are non-infringing with no loss or degradation of features, functionality, or performance.

10.2 Licensee will use reasonable efforts to notify Licensor promptly of any third party claim, suit, or action (a "Claim") for which Licensee believes it is entitled to indemnification under this Section 10 and which Licensee desires Licensor to defend. However, Licensee's failure to provide such notice or delay in providing such notice will relieve Licensor of its obligations under this Section 10 only if and to the extent that such delay or failure materially prejudices Licensor's ability to defend such Claim. If Licensee tenders the defense of a Claim to Licensor, Licensor shall have the right and the obligation to defend such Claims with counsel of its choice; however, Licensee may participate in the defense of the Claim with its own counsel and at its own expense. Once Licensor assumes defense of a Claim, it will be conclusively presumed that Licensor is obligated to indemnify Licensee for such Claim, and Licensee will cooperate with Licensor, at Licensor's reasonable request and at Licensor's expense, in the defense of the Claim. No settlement of a Claim will be binding on Licensee without Licensee's prior written consent.

11. LIMITATION OF LIABILITY:

11.1 EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE. EXCEPT IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES. PROVIDED, HOWEVER, THAT LICENSOR SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES ARISING FROM A BREACH OF THE WARRANTY OF TITLE OR A BREACH OF WARRANTY THAT LICENSOR HAS A RIGHT TO ENTER INTO THIS AGREEMENT PROVIDED FOR IN THE WARRANTY ARTICLE OF THIS AGREEMENT. THE LICENSOR MAKES NO WARRANTIES WITH RESPECT TO ANY OPEN-SOURCE CODE SOFTWARE WHICH FORMS PART OF THE SOFTWARE.

11.2 No action, regardless of form, arising out of this Agreement may be brought by either Party more than two (2) years after the cause of such action has arisen.

12. CONFIDENTIAL INFORMATION:

12.1 During the term of this Agreement, each of Licensor and Licensee may have occasion to conceive, create, develop, review or receive information that is considered by Licensor or Licensee, as the case may be, to be confidential or proprietary, including customer and supplier lists, bills, ideas, and/or other written material relating to same (the "Confidential Information"). Both during the term of this Agreement and thereafter, each of Licensor and Licensee shall maintain in confidence such Confidential Information of the other party unless or until:

a. it shall have been made public by an act or omission of a party other than the Parties; or

b. it receives such Confidential Information from an unrelated third party on a non-confidential basis.

12.2 Each of Licensor and Licensee further shall use reasonable precautions to ensure that all such Confidential Information of the other party is properly protected and kept from unauthorized persons or disclosure.

12.3 If requested by the other party, a party to this Agreement shall promptly return to the other party all materials, writings, equipment, models, mechanisms and the like obtained from or through such other party including, but not limited to, all Confidential Information belonging to such other party.

12.4 Except as expressly provided herein, no party shall, without first obtaining the prior written permission of the other party do any of the following with respect to any Confidential Information of the other party:

a. directly or indirectly utilize such Confidential Information of the other party in its own business;

b. manufacture and/or sell any software or product that is based in whole or in part on such Confidential Information of the other party; or

c. disclose such Confidential Information of the other party to any third party.

13. PUBLICITY

Except as required by law (including, without limitation, securities laws) or by court order, no party to this agreement shall refer to the existence of this Agreement in any press release, advertising or materials distributed to prospective customers, without the prior written consent of the other party. This obligation will survive the termination or expiration of this Agreement.

14. ASSIGNMENT:

Licensor may not assign, delegate, subcontract, or otherwise transfer its rights or obligations under this Agreement, except with the prior written consent of Licensee. Licensee may not assign, delegate, subcontract, or otherwise transfer its rights or obligations under this Agreement, except with the prior written consent of Licensor; provided, however, that Licensee will have the right to assign this Agreement (i) to an Affiliate (as specifically defined in Section 1.2 herein), (ii) to any third party if Licensor's ownership interest in Licensee falls below twenty (20) percent of Licensee's total outstanding common shares and securities convertible to or exchangeable for Licensee's common shares, on an as converted basis on a fully-diluted basis, prior to October 31, 2006; or (iii) as collateral to SDS Merchant Fund, L.P., ("SDS") as security for any indebtedness, liabilities or obligations for borrowed money of Licensor and/or Licensee to SDS. Any such attempted assignment or transfer not consented to in writing shall be null and void. Licensor acknowledges and agrees that Licensee's right, title and interest in and to this Agreement has been collaterally assigned to SDS pursuant to a certain Intellectual Property Security Agreement of even date herewith between Licensee and SDS (the "Security Agreement") and that upon exercise by SDS of its rights and remedies with respect thereto, notwithstanding anything to the contrary contained herein, (i) SDS will succeed to the rights of Licensee hereunder, upon the terms, and subject to the conditions, set forth in the Security Agreement; (ii) SDS will have the right to assign or otherwise transfer its rights under this Agreement to any third party, upon the terms, and subject to the conditions, set forth in the Security Agreement; and (iii) SDS and/or its successors and assigns will have the right to license and sublicense the Software to any third party on such terms and conditions as may be agreed upon by such parties. If SDS shall succeed to the rights of Licensee under this Agreement, Licensor shall continue to perform its obligations hereunder in favor of SDS or SDS's designee and SDS's permitted successors and assigns in the manner and by the dates provided for herein in all respects, as if SDS or SDS's designee or SDS's successors and assigns, as the case may be, were originally a party to this Agreement.

15. CONTRACTORS:

Third party consultants and third party contractors (and their employees) of Licensee and Affiliates shall have the right to access and utilize Software on Licensee or Affiliate hardware provided no Software shall be loaded on or otherwise transferred to any such third party consultant or contractor computer systems unless or except if used solely to support Licensee or Affiliate. All such third-party consultants or contractors and their employees shall enter into standard Licensee confidentiality agreements before any such third party consultants, contractors, or their employees shall access and use Software.

16. DISPUTE RESOLUTION:

16.1 In case of any controversy, claims, or dispute arising out of or relating to this Agreement or the breach thereof, the Parties shall meet and exert their best efforts to reach an amicable settlement. Failing such agreement, the exclusive method to settle any such matter shall be arbitration at the request of either Party. The arbitration shall be conducted in the English language and shall take place in Wilmington, Delaware. Hearings, however, may be held in other relevant places in the world if, in the judgment of the arbitration panel, such hearings would facilitate a just and fair result. The arbitration panel shall be mindful of the economic consequences of conducting hearings in places other than Wilmington, Delaware when considering such options.

16.2 The arbitration tribunal shall be composed of three (3) arbitrators appointed pursuant to the procedure set forth in Rule 13 of the commercial Arbitration Rules of the American Arbitration Association.

16.3 The procedure to be followed by the arbitration tribunal shall be the Commercial Arbitration Rules of the American Arbitration Association. The basis for the final decision of the arbitration panel shall be given in writing to the Parties when the award is made.

16.4 The award shall be enforceable at law against the Parties as if it had been established by the ordinary domestic courts of the Parties.

16.5 The award shall be given by a majority decision. If there is no majority, the award shall be given by the chairman for the arbitration tribunal alone.

16.6 The arbitrators' award shall, in addition to dealing with the merits of the case, fix the costs (excluding fees paid to attorneys) of the arbitration and decide which of the Parties shall bear the costs or in which proportion the costs shall be borne by the Parties.

16.7 The award shall be final and conclusive and the Parties shall be deemed to have undertaken to carry out the award without delay and to have waived their right to any form of appeal thereof. Judgment may be entered on the award by any competent court having jurisdiction.

17. TAXES:

Licensee shall either pay directly all property taxes, licenses, charges and assessments properly levied by any properly constituted governmental authority upon Software or reimburse Licensor therefor if paid by Licensor at Licensee's written direction. Licensor assumes full responsibility for the payment of all taxes applicable to Licensor's actions, employees, facilities and materials for performing services hereunder or applicable to Licensor's income or gross receipts hereunder, or franchise taxes.

18. MOST FAVORED CUSTOMER

Licensor represents and warrants that all prices, benefits, warranties, and other terms and conditions with the Licensee of this Agreement are and will continue to be during the term hereof no less favorable than those currently being or which will be offered by Licensor to any of its similarly situated licensees. Licensor shall review and have one of its officers certify its compliance with this section annually. This certification shall be sent to Licensee in accordance with the notice provision set forth herein.

19. COMPLIANCE WITH LAWS/EXPORT CONTROLS:

19.1 Compliance with Laws. Each Party shall comply with all applicable national, state and local laws, regulations and rules and shall promptly notify the other Party of any charge of noncompliance filed against such Party.

19.2 Export Controls. Without limiting the generality of Section 19.1, both Parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any covered products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

20. AUTHORITY:

The Parties hereby represent that each has full power and authority to enter into and perform this Agreement and neither Party knows of any agreement, promise or undertaking which would prevent the full execution and performance of this Agreement.

21. SEVERABILITY:

In the event that any provisions of this Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by a Party.

22. NOTICES:

Notices provided for under this Agreement shall be sent in writing and shall be addressed to the addresses first above written and may be served in person or sent by Certified Mail, return receipt requested or by facsimile. A Party may change the address for notification by thirty (30) days prior written notice thereof to the other Party.

23. INDEPENDENT CONTRACTOR:

As between Licensor and Licensee, the employees, methods, equipment, and facilities used by Licensor shall at all times be under its exclusive direction and control. Licensor's relationship to Licensee under this Agreement shall be that of an independent contractor, and nothing in this Agreement shall be construed to constitute Licensor, or any of its employees or officers, as an agent, employee, associate, joint venturer, or partner of Licensee.

24. RESERVATION OF RIGHTS:

A Party's waiver of any of its remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other remedies which such Party shall have available to it.

25. HEADINGS:

The headings of the provisions of this Agreement are inserted for convenience only and shall not constitute a part hereof.

26. APPLICABLE LAW:

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of law and the courts of Delaware will be the only courts of competent jurisdiction. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

27. ENTIRETY:

This Agreement together with the attachments and Schedules specifically referenced and attached hereto embodies the entire understanding between Licensee and Licensor and there are no contracts, understandings, conditions, or representations, oral or written, with reference to the subject matter hereof which are not merged herein. SDS is an intended third party beneficiary of the agreements contained herein and the Parties shall not modify this Agreement without the prior written consent of SDS. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless (1) reduced to writing and signed by both Parties hereto and by SDS, and (2) expressly referred to as being a modification of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties hereto.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MASUBI LLC, a Delaware limited liability

company

By: /s/ signed

Name:

Title:

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC., a Nevada corporation

By: /s/ signed

Name:

Title:

MERLIN SOFTWARE TECHNOLOGIES, INC., a Nevada corporation

By: /s/ signed

Name:

Title:

SCHEDULE A

DESCRIPTION OF Software:

Software relating to digital video recorder and data storage and backup, including but not limited to:

PerfectCopy software, for Apple Mac OS, Microsoft Windows NT, Novell Netware and Unix operating systems

EssentialServer software for Essential Server

DVR software

DELIVERY DATE: No later than Monday July 29, 2002.

Software Specifications:

Referenced:

Functional and operational specifications of the Software are described in the following Licensor publications, which publications are incorporated herein and made a part of this Agreement by reference:

Publication Name Publication Date or Revision

Attached:

The complete Merlin document vault will be available on compact disc. All referenced documents can be found on the compact disc.

Attachment to Schedule A

The complete Merlin document vault will be available on compact disc. All referenced documents can be found on the compact disc.

Essential Server

Complete documented source code for the EssentialServer including the following:
i. Web tools (admin) if any?
ii. PerfectCOPY for Mac OS and PerfectCOPY for Windows
iii. Installer type?
iv. Operating system?

Linux - EssentialServer

Windows 98, 2000, ME, NT, XP- PerfectCopy for Windows

MAC OS 9.1, 9.2, X - PerfectCopy for Macintosh

v. Instructions to develop, what are they?

vi Is there any specific documentation related to the code?
See below

vii. What is the documented list of all the programs?

viii. Please provide a complete list of all software installed on all ES production units and separately on all development units

ix. What is the full functionality of the EssentialServer (all versions)?
See the specification documents below
x. Is there an ongoing development version?

The current CVS fork maintained is for the ES3.1 release.

xi. Is there a production platform? What is this description?

Enclosed is the archive directory from CVS for the EssentialServer that includes:

PerfectCopy for Windows v1.6

PerfectCopy for Mac v1.4.1

EssentialServer 3.0.2

  Building Tools:

  OS: Debian Linux v3.0 (Woody) w/ Linux Kernel v2.4
  GNU Development Tools:

  gcc (2.95.4)

  cpp (2.95.4)

  ld (2.12.90.0.14)

  as (2.12.90.0.14)

  perl (5.6.1)

  sh (2.05) (some shell scripting in CVS library)

  postgreSQL (7.2) + C++ library
  Python v2.1

  To Build ES v3, run the "tonkabuild.sh" script in the top directory of the ES source tree. This is a standard bash shell script. A working level of unix operations knowledge is required to perform the build.

  i. What are they?
  ii. Build scripts
  iii. Any packaging and installation tools?
  iv. What are the scripts?
  v. Complete compiling and building instructions
  vi. List and document carefully all the necessary tools to compile and build PerfectCOPY (Mac and Windows) in addition to ES?
  vii. How do you build this? What do you have to do?

  Graphics:

  All the graphics are included in the CVS tree

  i. What are the graphics?
  ii. Is this a Web interface which is used?
  iii. Can you supply graphics in original format?
  iv. How do you do/design the Website? What graphics do you use? Can you offer these graphics so that updates can be done? In India? Is it compatible?
  v. Keep all the fonts and formats of all your templates?
  vi. All layouts that you use?

  Development Documentation:

  All design documentation is included in the CVS tree

  i. Requirements specs
  ii. Design specifications
  iii. Detailed design specification
  iv. API docs
  v. All documentation items and items you intend to have in place related to development of the ES and all outstanding components
  vi. List all the tools used in document control
  vii. Number of different documentary items

  User Documentation:

  Included in top level of /Vault/Legacy/ESProductDoc

  i. manuals (original format)
  ii. registration cards shipped with the ES (if applicable)
  iii. Startup kit (original format)
  iv. Usability documentation

  Software Quality Assurance:

  i. complete SQA documentation (if applicable)

  Available Documents (paper only legacy documents):

  206048 v1 ES v3.0.2 Testing Results

  205019 v1 ES v3.0 SQA Test Plan

  i. Testing plans?
  ii. Any testing tools used. All the components of the testing tools should be provided to allow replication of the testing environment
  iii. A series of Python scripts are available in the CVS repository. These are not well documented and discussions with the SQA engineer will be required to use.
  iv. Testing hardware and software. A list of all testing software or hardware used in the SQA lab.

  The SQA lab consists of the qualification hardware for motherboards, hard disks, memory & processors that are mixed & matched for stress testing driver, software and hardware configurations. Five systems in parallel are usually configured as required by test.
  v. Complete bug list including history and status of current bug list. Can you manipulate this?

  We use Bugzilla - a standard open source tool in the Linux community. An image could be provided if required. A WinZip file of the current Bugzilla status is enclosed (ES_Bugs_Snapshot.zip).

  Hardware:

  i. Complete Bill of Material for every ES model (shipping or not)

  Attached Documents:
  205021 v1 ES v3.0 ES5000D Bill of Materials

  205022 v1 ES v3.0 ES5100D Bill of Materials

  205023 v1 ES v3.0 ES6000R Bill of Materials

  205025 v1 ES v3.0 ES1100D Bill of Materials

  i. Complete list of components that displays the exact model, manufacturer, quantity and source used in the ES.
  ii. List of all the components that were used in producing the ES (current and past models):

  Attached Documents:
  206006 v2 Merlin Master Components List

  i. Complete mechanical drawings for the ES Cube and rack mount including parts that are related to the ES but not shipped as part of its package.

  The Rack Mount is a standard package - no stand alone mechanical drawings are under document control. The Cube is unique to Merlin and is attached as a WinZip archive - a CAD viewer is included in the file.

  Attached Documents:
  206029 v3 Fab-All Drawing of Desktop Cube Chassis

  i. Complete build instructions related to the ES hardware

  Attached Documents:
  206023 v1 ES v3.0 NAS1100D-TriMac Custom Build Test Results

  206024 v1 1100D Custom Testing Template

  206025 v1 ES v3.0 ES1100D-TLD Custom Build Sheet with #206028 v1 ES v3.0 NAS1100D-TLD Custom Build Test Results

  206026 v1 ES v3.0 NAS1100D-TriMac Custom Build Sheet

  206027 v1 ES v3.0 Build Instruction (Engineering Holding)

  i. Complete list of all the suppliers including their contact info.

  Not available as a stand alone document, can be extracted from Doc# 206006

  Production:

i. Complete build sheets for every model of the ES (shipping or not)
See above.
ii. Complete documentation and procedure used for ES production.

Configurations for pick lists are in the BOMs; QA checklists are included in the build sheets. Yield analysis, component QA, vendor selection & maintenance criteria are immature processes in development as Merlin Technologies has only been manufacturing since May, 2002. RMA, inventory management & shipping instructions are production impacting procedures that have been developed but will be unique to the site involved.
iii. All third parties involved in the production of the ES and all of parts etc (custom and standard components)

Listed in the Doc#: 206006.

i. All Certifications ES has achieved

Hard copies available - reference files also available at CSA/UL Mark web sites:

206008 v1 SecurDVR Desktop FCC Certification - ULC-154-FCC15A

206009 v1 EssentialServer Desktop FCC Certification - ULC-151-FCC15A

206010 v1 SecurDVR Rack Mount FCC Certification - ULC-155-FCC15A

206011 v1 CSA Certification ES & DVR- CSA Contract 212442

206012 v1 EssentialServer Rackmount FCC Certification - ULC-153-FCC15A

206013 v1 UL Report on IT Equipment for Merlin Software Technology - UL File E226067

SCHEDULE B

MERLIN
SecurDVR LX

Networked Digital Video and Alarm System

The complete Merlin document Vault will be compressed and put on CD. All referenced documents can be searched for.

  Complete documented source code for the DVR-Lx including the following:

  i. Web tools (admin) if any?
  ii. PerfectCOPY for Mac OS and PerfectCOPY for Windows
  iii. Installer type?
  iv. Operating system?

  Linux - Lx Server

  Windows 98, 2000, ME, NT, XP - Client

  v. Instructions to develop, what are they?
  Module make files are available within each folder

  vi. Is there any specific documentation related to the code?
  See below

  vii. What is the documented list of all the programs?
  viii. Please provide a complete list of all software installed on all ES production units and separately on all development units

  N/A

  ix. What is the full functionality of the DVR (all versions)?
  See the specification documents below
  x. Is there an ongoing development version?

  The current CVS fork maintained is for the Lx-900 alpha release.

  xi. Is there a production platform? What is this description?
  Proprietary hardware locks for DVR exist.

  Enclosed is the archive directory from CVS fork.

  Building Tools:

  OS: Debian Linux v3.0 (Woody) w/ Linux Kernel v2.4
  GNU Development Tools:

  gcc (2.95.4)

  cpp (2.95.4)

  ld (2.12.90.0.14)

  as (2.12.90.0.14)

  perl (5.6.1)

  sh (2.05) (some shell scripting in CVS library)

  postgreSQL (7.2) + C++ library
  Python v2.1

  i. What are they?
  ii. Build scripts
  iii. Any packaging and installation tools?
  iv. What are the scripts?
  v. Complete compiling and building instructions
  vi. List and document carefully all the necessary tools to compile and build PerfectCOPY (Mac and Windows) in addition to ES?
  vii. How do you build this? What do you have to do?

  Graphics:

  All the graphics are included in the CVS tree. Specific bitmaps of the graphical user interface are under 'GUI'

  i. What are the graphics?
  ii. Is this a Web interface which is used?
  iii. Can you supply graphics in original format?
  iv. How do you do/design the Website? What graphics do you use? Can you offer these graphics so that updates can be done? In India? Is it compatible?
  v. Keep all the fonts and formats of all your templates?
  vi. All layouts that you use?

  Development Documentation:

  All design documentation is included on the /Vault documentation CD in the 'Legacy/DVRProductDoc/DOCS_HTML' viewable through a web browser. The development tool used for documentation, code, debug and integration is Rationale Rose (currently using v5.5). Hence, there may be some viewing issues & the documentation may not be completely current in this format while development continues.

  i. Requirements specs
  ii. Design specifications
  iii. Detailed design specification
  iv. API docs
  v. All documentation items and items you intend to have in place related to development of the ES and all outstanding components
  vi. List all the tools used in document control
  vii. Number of different documentary items

  User Documentation:

  Included in top level of /Vault/Legacy/DVRProductDoc

  i. manuals (original format)
  ii. registration cards shipped with the ES (if applicable)
  iii. Startup kit (original format)
  iv. Usability documentation

  Software Quality Assurance:

  i. complete SQA documentation (if applicable)

  Available Documents (in development)

  206019 v1 DVR-Lx SQA Test Plan

  i. Testing plans?
  ii. Any testing tools used. All the components of the testing tools should be provided to allow replication of the testing environment

  A series of Python scripts are available in the CVS repository. These are not well documented and discussions with the SQA engineer will be required to use.

  iii. Testing hardware and software. A list of all testing software or hardware used in the SQA lab.

  The SQA lab consist of 4 DVR platforms, 8 (growing to 24) cameras with a keyboard & camera multiplexor to allow many cameras on one DVR or a distribution being viewed on multiple clients. The proprietary product platform is used for all testing & standard Windows clients used as required. The two main clients for test run Windows 2000 and Windows XP.

  iv. Complete bug list including history and status of current bug list. Can you manipulate this?

  We will use Bugzilla once the software is in alpha state. Current development issues are captured in the Rationale Rose toolset.

  Hardware:

  i. Complete Bill of Material for every ES model (shipping or not). The DVR-Lx 900 is based on the SecurDVR hardware platform with a component replacement for the video capture card ( part# ELSDVR02040)

  Attached Documents:
  206005 v2 SecurDVR Bill of Materials

  i. Complete list of components that displays the exact model, manufacturer, quantity and source used in the DVR.
  ii. List of all the components that were used in producing the DVR (current and past models):

  Attached Documents:
  206006 v2 Merlin Master Components List

  i. Complete mechanical drawings for the DVR Cube and rack mount including parts that are related to the DVR but not shipped as part of its package.

  The Rack Mount is a standard package - no stand alone mechanical drawings are under document control. The Cube is unique to Merlin and is attached as a WinZip archive - a CAD viewer is included in the file.

  Attached Documents:
  206029 v3 Fab-All Drawing of Desktop Cube Chassis

  i. Complete build instructions related to the DVR hardware

  Attached Documents:

  206004 v1 SecurDVR Build Instruction - Desktop v5.0

  206007 v1 SecurDVR Build Instruction - Rack v5.0

  ii. Complete list of all the suppliers including their contact info.

  Not available as a stand alone document, can be extracted from Doc# 206006

  Production:

i. Complete build sheets for every model of the DVR (shipping or not)

See above.

ii. Complete documentation and procedure used for DVR production.

Configurations for pick lists are in the BOMs; QA checklists are included in the build sheets. Yield analysis, component QA, vendor selection & maintenance criteria are immature processes in development as Merlin Technologies has only been manufacturing since May, 2002. RMA, inventory management & shipping instructions are production impacting procedures that have been developed but will be unique to the site involved.

iii. All third parties involved in the production of the ES and all of parts etc (custom and standard components)

Listed in the Doc#: 206006.

i. All Certifications ES has achieved

Hard copies available - reference files also available at CSA/UL Mark web sites:

206008 v1 SecurDVR Desktop FCC Certification - ULC-154-FCC15A

206009 v1 EssentialServer Desktop FCC Certification - ULC-151-FCC15A

206010 v1 SecurDVR Rack Mount FCC Certification - ULC-155-FCC15A

206011 v1 CSA Certification ES & DVR- CSA Contract 212442

206012 v1 EssentialServer Rackmount FCC Certification - ULC-153-FCC15A

206013 v1 UL Report on IT Equipment for Merlin Software Technology - UL File E226067